Exhibit 99.7

CONSENT OF GUY MOREL

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a person about to become a director of GSL Holdings, Inc. in Amendment No. 3 to the Joint Proxy/Registration Statement on Form F-4 of GSL Holdings, Inc. dated July 3, 2008 and any amendments thereto.

Signature

/s/ Guy Morel

Name: Guy Morel

Dated: July 3, 2008